Exhibit 10.1
GUILD HOLDINGS COMPANY
RESTRICTED STOCK UNIT AGREEMENT
(NON-EMPLOYEE DIRECTOR)
This Restricted Stock Unit Agreement (this “Agreement”), dated as of [DATE] (the “Grant Date”), is made by and between Guild Holdings Company, a Delaware corporation (the “Company”), and [NAME] (the “Participant”).
W I T N E S S E T H
The Company has adopted the Guild Holdings Company 2020 Omnibus Incentive Plan (the “Plan”) and the Plan provides for the grant of restricted stock units to officers, employees, directors and/or consultants of the Company and its Subsidiaries and Affiliates. All capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them under the Plan. The provisions of the Plan are hereby incorporated by this reference.
In consideration of the promises and covenants of the parties in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.Grant and Vesting of Restricted Stock Units.
(a)Grant of Restricted Stock Units. Subject to the terms and conditions set forth in the restricted stock unit grant notice (“Grant Notice”), and in this Agreement and the Plan, the Company hereby grants to Participant, as of the Grant Date, an award of [NUMBER] restricted stock units (the “Restricted Stock Units”), each with respect to one Share. The Restricted Stock Units shall vest in accordance with Section 1(b) of this Agreement.
(b)Vesting Schedule. Subject to the terms and conditions of this Agreement and as otherwise provided in the Plan, the Restricted Stock Units shall vest (such period during which a Restricted Stock Unit is unvested, the “Vesting Period”) as provided in the Grant Notice.
(c)Termination of Service. In the event that the Participant incurs a Termination of Service during the Vesting Period for any reason, all unvested Restricted Stock Units shall be forfeited by the Participant effective immediately upon such Termination of Service and shall cease to be eligible for vesting hereunder and thereafter.
(d)Change in Control. Upon the occurrence of a Change in Control that occurs prior to the Participant’s Termination of Service, all of the Participant’s then-unvested Restricted Stock Units shall immediately vest in full.
2.Settlement of Units.
As soon as practicable after any Restricted Stock Unit has vested (but in no event later than March 15th of the year following the year in which such Restricted Stock Unit vested), the Company shall, subject to Section 6 of this Agreement, cause the Restricted Stock Units to be settled in Shares. The obligation of the Company to deliver Shares hereunder shall be subject to all applicable laws, rules, and regulations and such approvals by governmental entities and agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may also require that the Participant represent that the Participant is acquiring Shares for the Participant’s own account, or such other representation as the Committee deems appropriate.

3.Nontransferability.
The Restricted Stock Units shall not be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.
4.Grant Subject to Plan Provisions.
This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. This grant is subject to the provisions of the Plan and to the interpretations, regulations and determinations concerning the Plan adopted from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Shares, (c) capital or other changes of the Company, and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder and under the Plan. In the event of any conflict between this Agreement and the terms of the Plan, the terms of the Plan shall control.
5.No Shareholder Rights.
Until such time as the Restricted Stock Units have been settled and delivered to the Participant, and Participant has become the holder of record of such Shares, the Participant shall not be entitled to any rights of a shareholder with respect to the Restricted Stock Units (including, without limitation, any voting rights or rights with respect to dividends). Notwithstanding the foregoing, upon the Company’s payment of an ordinary cash dividend with respect to Shares, the number of Restricted Stock Units shall be increased by dividing (1) the amount of the dividend the Participant would have received had the Participant owned a number of Shares of Common Stock equal to the number of Restricted Stock Units then credited to the Participant’s account, by (2) the Fair Market Value of a Share of Common Stock on the last trading day before the date of the dividend payment. The units so credited shall be subject to the same restrictions applicable to the underlying Restricted Stock Units and the other terms and conditions applicable to the underlying Restricted Stock Units, and will be settled in Shares at the time that the underlying Restricted Stock Units are settled, if any.
6.Taxes and Withholding.
When an amount first becomes includible in the gross income of the Participant for federal, state, local or foreign income tax purposes with respect to any Restricted Stock Units, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Section 6, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant, including deducting such amount from the delivery of Shares or cash issued upon settlement of the Restricted Stock Units that gives rise to the withholding requirement. Notwithstanding the foregoing, unless otherwise determined by the Committee in advance of any applicable taxable event, the Company’s withholding obligations with respect to any applicable taxable event will be satisfied by the Company deducting Shares subject to the Restricted Stock Units having a Fair Market Value on the date of deduction equal to the amount required to be withheld for tax purposes (calculated using the minimum statutory withholding rate, except as otherwise approved by the Committee).

7.Section 280G.
(a)If any payment or benefit the Participant would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.
(c)If the Participant receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 7(a) and the U.S. Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Participant shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 7(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 7(a), the Participant shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
8.Effect of Agreement.
The rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in the service of the Company or any of its affiliates or interfere in any way with the right of the Company or any such affiliates to terminate the Participant’s service at any time.

9.Governing Law; Captions.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
10.Signature in Counterparts.
This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer, and the Participant has hereunto set the Participant’s hand.

GUILD HOLDINGS COMPANY

By:         Name:
Title:

AGREED AND ACCEPTED:

[PARTICIPANT NAME]

[Signature Page to Restricted Stock Unit Agreement]